Exhibit 10.1

AGREEMENT FOR PURCHASE AND SALE

717 MAIN STREET

WESTBURY,

NASSAU COUNTY, NEW YORK

as of November 30, 2005

- ii -

Section 8.11 Counterparts.	17
Section 8.12 No Recording.	17
Section 8.13 No Partnership.	17
Section 8.14 Miscellaneous.	17
Section 8.15 Choice of Law and Jurisdiction.	17
Section 8.16 Waiver of Trial by Jury.	18
Section 8.17 Successors and Assigns	18

THIS AGREEMENT FOR PURCHASE AND SALE (this “Agreement”) is made and entered into as of November ___, 2005 by and between E-Z-EM, Inc., a Delaware corporation (“Seller”), and B & R Machine and Tool Corp., a New York corporation (“Buyer”).

FOR TEN DOLLARS ($10.00) and other good and valuable consideration, in hand paid, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer hereby agree as follows:

ARTICLE I

DEFINITIONS

Additional Purchase Price shall have the meaning given to it in Section 2.3 of this Agreement.

Close or Closing, shall have the meaning given to it in Section 6.3 of this Agreement.

Closing Date shall have the meaning given to it in Section 2.3 of this Agreement.

Contract Period shall mean the period from the date of this Agreement through and including the Closing Date.

Contract Period Damage shall have the meaning given to it in Section 7.1 of this Agreement.

Deed shall have the meaning given to it in Section 6.2 of this Agreement.

Deposit shall have the meaning given to it in Section 5.1 of this Agreement.

Designation Agreement shall have the meaning given to it in Section 6.2 of this Agreement.

Escrow Agent shall mean Davies Ward Phillips & Vineberg LLP, having an address at 625 Madison Ave, 12th Floor, New York, New York 10022, Attention: Harry G. Heching, Esq., phone: 212-588-5599.

Intangible Property shall mean any and all governmental licenses, permits and approvals held by Seller relating to the occupancy or use of the Real Property, any and all existing warranties held by Seller and given by third parties with respect to the Real Property, and Seller’s rights and interests in the Leases, rental agreements, service and equipment contracts which Buyer shall assume pursuant to this Agreement.

Permitted Encumbrance shall mean:

(i)           Rights of any utility company to construct, maintain and operate lines, wires, poles, cables, distribution boxes and appurtenances thereto, on, under or across the Property;

(ii)          Violations of laws, regulations, ordinances, orders or requirements, if any, noted in or issued prior to or subsequent to the date hereof by any governmental or municipal department or authority having jurisdiction over the Property and any conditions constituting such violations, although not so noted or issued;

(iii)         Possible projections and/or encroachments of any portion of the Property on, under or above any adjoining streets of the Property, or within any setback areas, and variations between the lines of record title and fences, retaining walls, hedges, and the like;

(iv)         Rights contained in instruments of record, if any, so far as the same may be of present force or effect, in favor of any public or quasi-public utility;

(v)          Building and zoning restrictions, ordinances and regulations affecting the Property heretofore or hereafter adopted by the state, county, city, town or village in which any portion of the Property lie or by any other governmental authority having jurisdiction thereof, and all amendments or additions thereto now in effect or which will be in force and effect on the Closing Date;

(vi)         Real estate taxes, ad valorem personal property taxes, water rates, water frontage charges and storm sewer and sanitary sewer taxes, and water meter and sewer rent charges based thereon and interest and penalties thereon, subject to adjustment as hereinafter set forth;

(vii)       Any state of facts which an accurate survey or personal inspection of the Property would show provided the same does not materially and adversely impair the uses of the Property for the purposes for which the Property are presently used, or render title to the Property unmarketable;

(viii)      Any and all other covenants, restrictions, agreements, reversions, easements and matters of record, (1) provided that any title insurance company authorized to conduct business as such in the State of New York will insure that the same do not prohibit the maintenance of the buildings, structures and all other improvements on the Real Property, or (2) to which Buyer has not objected, or which Buyer has waived, pursuant to Article III of this Agreement; and

(ix)         Covenants, conditions, easements, leases, agreements of record etc., including:

(1)	Covenants and Restrictions in Liber 4470 Page 28 and Liber 4588 Page 521, amended by Liber 5488 Page 444.
(2)	Electric Easement in Liber 6717 Page 1.
(3)	Easement in Liber 10033 Page 304 modified by Liber 10454 Page 87.
(4)	Water Agreement in Liber 5214 Page 376.

(5)	Agreement to the Town of North Hempstead in Liber 6175 Page 351.
(x)	Maintenance charges, if any, under easement must be paid to date.

Property shall mean the Real Property and Intangible Property.

Purchase Price shall have the meaning given to it in Section 2.2 of this Agreement.

Real Estate Commission has the meaning given to it in Section 8.1 of this Agreement.

Real Property shall mean that certain improved real property commonly known as 717 Main Street, Westbury, Nassau County, New York, as more particularly described on Exhibit A attached hereto, together with all buildings, structures and all other improvements thereon including all above ground and underground storage tanks systems and associated piping, fuel dispensing, pumping, mechanical, control and electrical equipment, and any and all rights, privileges, and easements appurtenant thereto, if any, owned by Seller.

Title Binder shall have the meaning given to it in Section 3.1(a) of this Agreement.

Title Company shall mean Chicago Title Insurance Company.

ARTICLE II

PURCHASE AND SALE

Section 2.1        Purchase and Sale. Seller agrees to sell the Property to Buyer, and Buyer agrees to purchase the Property from Seller, upon all of the terms, covenants and conditions set forth in this Agreement, free and clear of any and all liens except the Permitted Encumbrances.

Section 2.2        Purchase Price. The purchase price for the Property (the “Purchase Price”) shall be the sum of Five Million One Hundred Thousand Dollars ($5,100,000) and shall be payable by Buyer to Seller as follows:

(a)	Buyer shall be credited in escrow with the amount of the Deposit described in Section 5.1 below;
(b)

the balance of the Purchase Price in the amount of Four Million, Five Hundred and Ninety Thousand Dollars ($4,590,000) shall be paid directly to Seller on the Closing Date, in unendorsed certified or official bank check from any bank, savings bank, trust company or saving and loan association having a banking office in the State of New York, or wire transfer of immediately available federal funds in accordance with wiring instructions to be provided by Seller, in the amount of the balance of the Purchase Price.

Section 2.3	Closing Date.

(a)	The closing date (the “Closing Date”) shall be January 31, 2006.
(b)

Notwithstanding Section 2.3(a) hereof, provided Buyer (i) has complied with its obligations under this Agreement, including, without limitation, its obligations under Section 3.1(a) hereof, and (ii) is unable to Close on the Closing Date set forth in subsection (a) of this Section 2.3 because its lender is unable to Close on such date for reasons outside of Buyer’s reasonable control (it being acknowledged and understood that nothing herein shall be deemed to constitute, imply or infer the existence of a financing contingency and Buyer acknowledges and agrees that Buyer’s obligation to Close hereunder is not contingent in any manner on the availability of financing in respect of this transaction), Buyer shall have the right to adjourn the Closing Date for a period, not in excess of thirty (30) days, which is reasonably required by such lender to Close, by delivering to Seller a written notice at least five (5) business days before the Closing Date set forth in subsection (a) of this Section 2.3, which notice shall set forth the new Closing Date (“First Extended Closing Date”). If Buyer is unable to Close on the First Extended Closing Date because its lender is unable to Close on such date for reasons outside of Buyer’s reasonable control (it being acknowledged and understood that nothing herein shall be deemed to constitute, imply or infer the existence of a financing contingency and Buyer acknowledges and agrees that Buyer’s obligation to Close hereunder is not contingent in any manner on the availability of financing in respect of this transaction), Buyer shall have the right to adjourn the First Extended Closing Date for one additional period, not in excess of thirty (30) days, which is reasonably required by such lender to Close, by delivering to Seller a written notice at least five (5) business days before the First Extended Closing Date, which notice shall set forth the new Closing Date (“Final Extended Closing Date”). TIME SHALL BE OF THE ESSENCE WITH RESPECT TO THE FINAL EXTENDED CLOSING DATE AND BUYER SHALL BE ENTITLED TO NO FURTHER EXTENSIONS OF THE CLOSING DATE FOR ANY REASON WHATSOEVER, INCLUDING WITHOUT LIMITATION, THE INABILITY OF ITS LENDER TO CLOSE. In the event of an extension of the Closing Date as hereinabove provided the First Extended Closing Date or the Final Extended Closing Date, as the case may be, shall be deemed to be the Closing Date for purposes of this Agreement (except that there shall be no further rights to extend or adjourn the Closing Date).

(c)

As consideration for the extension of the Closing Date as hereinabove provided, and as compensation to Seller for such extension, Buyer hereby agrees to pay to Seller the following amounts, which are in addition to the Purchase Price for the Property payable on the Closing Date: (i) with respect to the First Extended Closing Date an amount which is equal to two thousand dollars ($2,000.00) per day (“First Extension Per Diem Amount”) for each day following the later of (A) the Closing Date set forth in subsection (a) of this Section 2.3, or (B) the first business day following the date on which Seller has fulfilled all of the conditions precedent on its part to be performed pursuant to Sections 2,4(a) and 3.1(a) of this Agreement, up to and including the day that is the First Extended Closing Date; and (ii) with respect to the Final Extended Closing Date an amount which is equal to two thousand five hundred dollars ($2,500.00) per day (“Second Extension Per Diem Amount”) for each day following the later of (A) the First Extended Closing Date, or (B) the first business day following the date on which Seller has fulfilled all of the conditions precedent on its part to be performed pursuant to Sections 2,4(a) and 3.1(a) of this Agreement, up to and including the day that is the Final Extended Closing Date. Buyer and Seller agree that the First Extension Per Diem Amount and the Second Extension Per Diem Amount represent reasonable compensation to Seller for the adjournment of the Closing Date by Buyer as hereinabove provided.

(d)

If Buyer elects to adjourn the Closing to the First Extended Closing Date, the First Extension Per Diem Amount shall be payable directly to Seller on the Closing Date, in the same manner and form as the payment of the Purchase Price set forth in Section 2.2(b) hereof. If Buyer elects to adjourn the First Extended Closing Date as provided in subsection (b) above, Buyer shall deliver to Escrow Agent contemporaneously with the delivery of Buyer’s notice to Seller set forth in subsection (b) above, and as a condition to the exercise by Buyer of such right to adjourn the First Extended Closing Date, the entire amount payable pursuant to subsection (c)(i) above, as an addition to the Purchase Price (“Additional Purchase Price”), to be held in escrow in the same manner and form as the delivery of the Deposit described in Section 5.1 below. Notwithstanding the foregoing, the amounts payable pursuant to subsection (c)(ii) above shall be paid directly to Seller on the Closing Date, in the same manner and form as the payment of the Purchase Price set forth in Section 2.2(b) hereof.

Section 2.4	Condition of the Property.
(a)

SELLER DISCLAIMS THE MAKING OF ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, REGARDING THE PROPERTY OR MATTERS AFFECTING THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PHYSICAL CONDITION OF THE PROPERTY, THE QUALITY OF ANY WORK OR MATERIALS USED IN CONNECTION WITH THE IMPROVEMENTS ON THE REAL PROPERTY, LEASES, TITLE TO OR THE BOUNDARIES OF THE REAL PROPERTY, PEST CONTROL MATTERS, SOIL CONDITION, HAZARDOUS WASTE, TOXIC SUBSTANCE OR OTHER ENVIRONMENTAL MATTERS, COMPLIANCE WITH BUILDING, HEALTH, SAFETY, LAND USE AND ZONING LAWS, REGULATIONS AND ORDERS, STRUCTURAL AND OTHER ENGINEERING CHARACTERISTICS, TRAFFIC PATTERNS, THE DEVELOPMENT POTENTIAL OF THE PROPERTY AND THE PROPERTY’S USE, FITNESS, VALUE, OR ADEQUACY FOR ANY PARTICULAR PURPOSE, AND ALL OTHER INFORMATION PERTAINING TO THE PROPERTY. Notwithstanding the foregoing, Seller hereby represents and warrants that as of the Closing Date (i) the roof of the Real Property shall be free of significant leaks; (ii) the mechanical systems in the Real Property shall be in working order; (iii) the Real Property shall be delivered vacant and broom-clean; (iv) the area previously occupied by the one-story masonry structure connecting the north wall of the building on the Real Property to the building immediately to the north of the Real Property will be graded and paved; (v) Seller shall have the environmental report performed by Impact Environmental certified to Buyer, at Buyer’s sole cost and expense; and (vi) Seller shall have substantially completed the items set forth in Exhibit B annexed hereto and shall have delivered to Buyer a letter or other acknowledgement from Nassau County or one of its departments, agencies or authorities acknowledging that the work set forth in Exhibit B has been completed. Seller’s representation set forth in subsections (iii) and (v) shall not survive the Closing, and Seller’s representations set forth in subsections (i), (ii), (iv) and (vi) above shall survive the Closing only for a period of 60 days following the Closing.

(b)

BUYER, MOREOVER, ACKNOWLEDGES THAT BUYER HAS INSPECTED AND EXAMINED THE PROPERTY AND IS FAMILIAR AND SATISFIED WITH THE STRUCTURAL CONDITION, SURVEY, ENVIRONMENTAL, FINANCIAL AND LEGAL CONDITION OF THE PROPERTY, AND EXCEPT AS SPECIFICALLY PROVIDED IN THE LAST SENTENCE OF THE IMMEDIATELY PRECEDING PARAGRAPH, BUYER SHALL PURCHASE THE PROPERTY IN ITS “AS-IS” AND “WHERE-IS” CONDITION AS THE SAME MAY BE ON THE DATE HEREOF, SUBJECT, HOWEVER, TO REASONABLE USE, WEAR, TEAR, CASUALTY AND NATURAL DETERIORATION BETWEEN THE DATE HEREOF AND THE CLOSING DATE. BUYER FURTHER ACKNOWLEDGES THAT SELLER SHALL NOT BE REQUIRED TO BEGIN OR COMPLETE ANY WORK ON THE REAL PROPERTY AS A CONDITION TO CLOSING.

(c)

Buyer its agents, employees, contractors, affiliates, successors and assigns, hereby releases and forever discharges Seller, its agents, affiliates, successors, assigns, Seller’s investment manager, partners and officers from any and all rights, claims and demands at law or in equity, whether direct or indirect, foreseen or unforeseen, or known or unknown at the time of this Agreement, which Buyer has or may have in the future, arising out of, or in any way connected with, the structural, survey, environmental, financial or legal condition of the Property, or any law or regulation applicable thereto.

(d)

Buyer hereby specifically acknowledges that Buyer has carefully reviewed this Section 2.4 and discussed its import with legal counsel and that the provisions of this Section 2.4 are a material part of this Agreement. The disclaimer and release contained in this Section 2.4 shall not merge with the transfer of title and shall survive the Closing Date, the recordation of the Deed or any termination of this Agreement.

ARTICLE III

CONDITIONS PRECEDENT

Section 3.1        Conditions. Notwithstanding anything in this Agreement to the contrary, Buyer’s obligation to purchase and Seller’s obligation to sell shall be subject to and contingent upon the satisfaction or waiver of the following conditions precedent only:

(a)

Buyer shall immediately order a title insurance binder (the “Title Binder”) from Title Company. Promptly after receipt of the Title Binder from Title Company, Buyer or Title Company shall (i) forward copies of the Title Binder to Seller’s attorneys and (ii) give written notice to Seller, with a copy of such notice to Seller’s attorneys, of objections to title other than the Permitted Encumbrances, if any, appearing in the Title Binder which Buyer has not herein agreed to take subject to, it being agreed by Buyer that Buyer will agree to accept title to the Property subject to the Permitted Encumbrances, and that failure to raise any such objections within twenty (20) days from the date hereof shall be deemed a waiver by Buyer of any such objections. If Seller shall desire to remove such objections (it being understood that Seller shall be under no obligation to remove any objections, or to commence any action or proceeding, or to incur any expense in connection therewith except that Seller agrees to pay and discharge all mortgages and other financial liens and encumbrances affecting the Property that it has voluntarily entered into), Seller shall be entitled to a reasonable adjournment of the Closing Date set forth herein, whereupon Seller shall have until such new closing date to dispose of any such objections, at no cost or expense to Seller. Any attempt by Seller to cure an objection shall not per se be construed as an admission by Seller that such objection is one that will give Buyer the right to terminate this Agreement. If Seller elects not, or is unable, to cure any such title objections, Buyer’s sole and exclusive remedies are to either terminate this Agreement or to proceed to Closing with no abatement or reductions to the Purchase Price.

(b)

Prior to Closing, the Nassau County Industrial Development Agency shall have issued its commitment or final resolution (the “Resolution”) to enter into a “straight-lease” transaction with Buyer, and provide financial assistance to Buyer, which Resolution shall be in form and substance satisfactory to Buyer. If after using commercially reasonable efforts Buyer shall be unable to obtain the Resolution by the Closing Date, Buyer may elect, as its sole and exclusive remedy to either terminate this Agreement or to proceed to Closing with no abatement or reductions to the Purchase Price.

Section 3.2

Failure or Waiver of Conditions Precedent. In the event Buyer elects to terminate this Agreement pursuant to Section 3.1, this Agreement shall terminate, all rights and obligations hereunder of each party shall be discharged (except for the obligations and undertakings which pursuant to this Agreement shall survive the termination hereof). Buyer shall return to Seller all information, studies and other data delivered to Buyer by Seller and shall provide to Seller copies of all reports, studies and other information with respect to the Property generated by any third-party hired by Buyer, if any.

(b)

In the event Buyer elects to terminate this Agreement pursuant to Section 3.1(a) Escrow Agent shall return the Deposit and Additional Purchase Price, if any, to Buyer plus any interest which may have accrued thereon, and in the event Buyer elects to terminate this Agreement pursuant to Section 3.1(b) Escrow Agent shall return the Deposit and Additional Purchase Price, if any, to Seller plus any interest which may have accrued thereon. Buyer’s failure to notify Seller in writing of its election to terminate this Agreement pursuant to (i) Section 3.1(a) on or before the twenty (20) days from the date hereof or (ii) Section 3.1(b) on or before the Closing Date, shall constitute an agreement by Buyer to waive said contingencies and proceed to Closing pursuant to this Agreement. In any event, Buyer’s consent to Close pursuant to this Agreement shall waive any remaining unfulfilled conditions.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.1	Representations, Warranties and Covenants of Buyer.

In order to induce Seller to enter into this Agreement and to perform its obligations hereunder, Buyer represents, warrants and covenants to and agrees with Seller that:

(a)

Buyer (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of New York, (ii) has the full power and authority to purchase the Property and to execute this Agreement and all documents contemplated hereby and incur the obligations contemplated herein, and (iii) has taken all actions and obtained all consents and approvals required for the consummation of the transactions contemplated by this Agreement, including all such actions and consents required pursuant to any law and Buyer’s corporate by-laws in connection with this Agreement.

(b)

Neither the execution, nor the delivery of, nor the performance under this Agreement or any other document executed and delivered by it (both contemporaneously herewith or at Closing) in connection with the transaction contemplated hereby is precluded by, will conflict with, result in a breach of, or violate any provision of (i) any existing Federal, state, local or other governmental or quasi-governmental law, statute, ordinance, restriction, rule or regulation, or (ii) any judgment, order, decree, writ or injunction of any court or governmental department, commission, board, bureau, agency or instrumentality applicable to Buyer.

Section 4.2	Representations, Warranties and Covenants of Seller.

In order to induce Buyer to enter into this Agreement and to perform its obligations hereunder, Seller represents, warrants and covenants to and agrees with Buyer that:

(a)

Seller (i) is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, (ii) has the full power and authority to sell and convey the Property and to execute this Agreement and all documents contemplated hereby and incur the obligations contemplated herein, and (iii) has taken all actions and obtained all consents and approvals required for the consummation of the transactions contemplated by this Agreement, including all such actions and consents required pursuant to any law and Seller’s corporate by-laws in connection with this Agreement.

(b)

Neither the execution, nor the delivery of, nor the performance under this Agreement or any other document executed and delivered by it (both contemporaneously herewith or at Closing) in connection with the transaction contemplated hereby is precluded by, will conflict with, result in a breach of, or violate any provision of (i) any existing Federal, state, local or other governmental or quasi-governmental law, statute, ordinance, restriction, rule or regulation, or (ii) any judgment, order, decree, writ or injunction of any court or governmental department, commission, board, bureau, agency or instrumentality applicable to Seller.

ARTICLE V

DEPOSIT; REMEDIES

Section 5.1	Deposit.

Simultaneously with the execution of this Agreement, Buyer shall deliver to Escrow Agent by unendorsed certified or official bank check from any bank, savings bank, trust company or saving and loan association having a banking office in the State of New York, or wire transfer of immediately available federal funds in accordance with wiring instructions provided by Escrow Agent, the sum of Five Hundred and Ten Thousand Dollars ($510,000) (the “Deposit”). Escrow Agent shall deposit the Deposit and Additional Purchase Price paid by Buyer hereunder, if any, into an interest-bearing, federally-insured account, to be held for the account of Buyer and Seller (the “Escrow Account”). At Closing, Escrow Agent shall disburse the Deposit and Additional Purchase Price, if any, to Seller. In the event that Buyer terminates this Agreement pursuant to Article III of this Agreement, Escrow Agent shall return the Deposit and Additional Purchase Price, if any, to the party specified therein. If Buyer fails to Close for any reason other than a default of Seller under this Agreement, Escrow Agent shall pay the Deposit and Additional Purchase Price, if any, to Seller.

Section 5.2	Remedies.
(a)

In the event that Buyer shall have fully performed or tendered performance of its obligations hereunder and Seller shall be unable to perform its obligations hereunder, Buyer shall be entitled only to terminate this Agreement and obtain the prompt refund of the Deposit and Additional Purchase Price, if any, and Buyer hereby waives all other rights and remedies against Seller, including, without limitation, the right to sue for damages, whereupon all rights and obligations hereunder of each party shall be discharged. In the alternative, if Seller is able to perform its obligations hereunder without being required to expend money in respect thereof (it being understood and agreed that Seller shall not be obligated to expend any funds in connection with Closing except as specifically set forth in Section 3.1(a) of this Agreement), Buyer shall be entitled to sue for specific performance.

(b)

IF BUYER FAILS TO COMPLY WITH ITS OBLIGATIONS UNDER THIS AGREEMENT, FAILS TO CLOSE ON THE CLOSING DATE OR OTHERWISE COMMITS A DEFAULT HEREUNDER, SELLER, AT ITS OPTION, MAY TERMINATE THIS AGREEMENT WITHOUT NOTICE AND THEREUPON SELLER SHALL BE ENTITLED TO RETAIN THE DEPOSIT AND ADDITIONAL PURCHASE PRICE, IF ANY, AS LIQUIDATED DAMAGES (AND NOT AS A PENALTY) AND AS SELLER’S SOLE REMEDY AND RELIEF HEREUNDER (EXCEPT FOR THOSE OBLIGATIONS AND UNDERTAKINGS WHICH PURSUANT TO THIS AGREEMENT SHALL SURVIVE THE TERMINATION HEREOF). IN SUCH EVENT, ESCROW AGENT, IF IT HAS NOT PREVIOUSLY DONE SO, SHALL IMMEDIATELY DELIVER THE DEPOSIT AND ADDITIONAL PURCHASE PRICE, IF ANY, TO SELLER AS LIQUIDATED DAMAGES UNDER AND IN CONNECTION WITH THIS AGREEMENT WITHOUT THE NECESSITY OF GIVING NOTICE TO BUYER AND NOTWITHSTANDING CONFLICTING INSTRUCTIONS FROM BUYER OR CONTRARY INSTRUCTIONS CONTAINED IN ESCROW AGENT’S GENERAL PROVISIONS. SELLER AND BUYER HAVE MADE THIS PROVISION FOR LIQUIDATED DAMAGES BECAUSE IT WOULD BE EXTREMELY DIFFICULT AND IMPRACTICABLE TO ASCERTAIN AND CALCULATE ON THE DATE HEREOF THE AMOUNT OF ACTUAL DAMAGES SUSTAINED BY SELLER FOR THE BREACH BY BUYER UNDER THIS AGREEMENT AND THE FAILURE OF THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT OR THE AMOUNT OF COMPENSATION SELLER SHOULD RECEIVE AS A RESULT OF BUYER’S BREACH OR DEFAULT, AND SELLER AND BUYER AGREE THAT THESE SUMS REPRESENT REASONABLE COMPENSATION TO SELLER FOR SUCH BREACH. NOTWITHSTANDING THE FOREGOING (I) IN THE EVENT OF ANY OTHER DEFAULT BY BUYER UNDER THIS AGREEMENT, SELLER SHALL HAVE ANY AND ALL RIGHTS AND REMEDIES AVAILABLE AT LAW OR IN EQUITY BY REASON OF SUCH DEFAULT, AND (II) THE PROVISIONS OF THIS SECTION 5.2(B) SHALL NOT LIMIT OR AFFECT ANY OF BUYER’S INDEMNITIES AS PROVIDED IN OTHER SECTIONS OF THIS AGREEMENT.

ARTICLE VI

CLOSING

Section 6.1        Escrow. Buyer and Seller each authorizes the Escrow Agent to hold and disburse the Deposit and Additional Purchase Price, if any, as provided in this Agreement.

Section 6.2	Closing Documents.
(a)	Seller shall execute and deliver at the Closing the following documents:
(1)	a bargain and sale deed with covenants to the Real Property (the “Deed”).
(2)

a certificate from Seller certifying the information required by Section 1445 of the Internal Revenue Code and the regulations issued thereunder to establish, for the purposes of satisfying Buyer’s tax withholding obligations, that Seller is not a “foreign person” as defined in Internal Revenue Code §1445(f)(3) (the “FIRPTA Certificate”);

(3)	a New York State Combined Real Estate Transfer Tax Return, Credit Line Mortgage Certificate and Certification of Exemption from the Payment of Estimated Personal Income Tax (Form TP-584); and
(4)	a New York State Real Property Transfer Report.
(b)	Buyer shall execute and deliver at the Closing the following documents:
(1)	a New York State Combined Real Estate Transfer Tax Return, Credit Line Mortgage Certificate and Certification of Exemption from the Payment of Estimated Personal Income Tax (Form TP-584); and
(2)	a New York State Real Property Transfer Report.
(c)

Seller and Buyer shall each execute and deliver at Closing such other instruments as are reasonably required by Title Company or otherwise required for Closing and to consummate the purchase of the Property in accordance with the terms hereof, including, without limitation, an agreement (the “Designation Agreement”) designating Title Company as the “Reporting Person” for the transaction pursuant to Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder, and executed by Seller, Buyer and Title Company. The Designation Agreement shall comply with the requirements of Section 6045(e) of the Internal Revenue Code and the regulations promulgated thereunder.

(d)

Contemporaneously with Closing, Seller shall deliver to Buyer the following, to the extent in Seller’s possession or control and to the extent not previously delivered: the originals (or copies) of any governmental licenses, permits and approvals held by Seller relating to the Property; and all keys to the improvements of the Real Property. All the foregoing shall become the property of Buyer at Closing.

(e)

Contemporaneously with Closing, Seller shall pay, or require Buyer to pay, with a credit to the balance of the Purchase Price due at Closing, any and all New York State real property transfer taxes in connection with the conveyance of the Real Property as required by Article 31 of the Tax Law.

Section 6.3	Closing.

On the Closing Date, Title Company shall close (“Close”, or “Closing”) by:

(a)	arranging for recording the Deed in the official property records of Nassau County, New York;
(b)	issuing a Buyer’s title policy to Buyer (at Buyer’s sole cost and expense);
(c)	delivering to Buyer the FIRPTA Certificate and a copy of all other materials delivered pursuant to Section 6.2; and
(d)	submit all documentary and other real property transfer taxes paid pursuant to Section 6.2(e) hereof to the proper authorities.
Section 6.4	Prorations.
(a)	Real estate taxes and assessments shall be prorated between Seller and Buyer as of the Closing Date.
Section 6.5	Insurance.

Seller’s existing blanket fire and extended coverage insurance policy, as it affects the Property, shall be canceled as of the Closing Date, and Seller shall receive any premium refund due thereon.

ARTICLE VII

DAMAGE, DESTRUCTION OR CONDEMNATION

Section 7.1	Damage, Destruction or Condemnation.
(a)

Subject to the provisions of subsection (b) below, Buyer shall be bound to purchase the Property for the Purchase Price as required by the terms of this Agreement without regard to the occurrence during the Contract Period of any damage to or destruction of the improvements on the Real Property or any condemnation thereof (“Contract Period Damage”). Buyer shall receive a credit against the Purchase Price in the amount of any insurance or condemnation proceeds (net of reasonable costs incurred in securing such proceeds) collected by Seller prior to the Closing Date as a result of any Contract Period Damage (and, if any insurance proceeds have been collected, the amount of any deductible on the insurance policy) and not expended by Seller on repair, replacement or restoration of the Property pursuant to subsection (c) below. If the proceeds have not been collected as of the Closing Date, there shall be no credit against the Purchase Price (other than the amount of the deductible), and such proceeds shall be assigned to Buyer (less the amount of any expenditures by Seller to repair or restore the Property).

(b)

Notwithstanding the foregoing, if Contract Period Damage occurs and the cost of repair, replacement or restoration of the Property as estimated by Seller exceeds Two Hundred Thousand dollars ($200,000), either party may elect to terminate this Agreement by written notice to the other given not more than ten (10) days following the date that Seller notifies Buyer in writing of such damage, destruction or condemnation and assigns an estimated valuation thereto, but in no event later than the scheduled Closing Date. Upon termination of this Agreement pursuant to this paragraph, Seller shall cause Escrow Agent to return to Buyer the Deposit and Additional Purchase Price, if any, and all rights and obligations hereunder of each party shall be at an end, except for those obligations and undertakings which pursuant to this Agreement shall survive the termination hereof. In the event neither party timely elects to terminate this Agreement pursuant to this subsection (b), the provisions of subsection (a) above shall be applicable.

(c)

Notwithstanding anything in this Agreement to the contrary, the insurance proceeds to be credited or delivered to Buyer pursuant to this Section 7.1 shall exclude business interruption or rental loss insurance proceeds, if any, allocable to the period through the Closing Date, which proceeds shall be retained by Seller.

(d)	This Section 7.1 shall be in lieu of the provisions contained in Section 5-1311 of the General Obligations Law.

ARTICLE VIII

MISCELLANEOUS

Section 8.1        Brokerage Commissions and Finder’s Fees. Each party to this Agreement warrants to the other that no person or entity, other than Schacker Real Estate Corp. LLC (the “Broker”) is entitled to a real estate commission, real estate finder’s fee, real estate acquisition fee or other real estate brokerage-type compensation (collectively, “Real Estate Commission”) based upon the acts of that party with respect to the transaction contemplated by this Agreement. Each party to this Agreement hereby agrees to indemnify and defend the other against and to hold the other harmless from any and all loss, cost, liability or expense (including, but not limited to attorneys’ fees and returned commissions) resulting from any claim for Real Estate

Commission by any person or entity other than the Broker, based upon the acts of the indemnifying party. The provisions of this Section 8.1 shall survive Closing or, if the purchase and sale is not consummated, any termination of this Agreement. Seller agrees to pay Broker a Real Estate Commission pursuant to a separate agreement.

Section 8.2	Escrow Agent.
(a)

The parties acknowledge that Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that Escrow Agent shall not be deemed to be the agent of either of the parties, and that Escrow Agent shall not be liable to either of the parties for any act or omission on its part unless taken or suffered in bad faith or involving gross negligence. Seller and Buyer shall jointly and severally indemnify and hold Escrow Agent harmless from and against all costs, claims and expenses, including reasonable attorneys’ fees, incurred in connection with the performance of Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or suffered by Escrow Agent in bad faith or involving gross negligence on the part of Escrow Agent.

(b)

It is understood and agreed that Escrow Agent’s only duties and obligations hereunder are as expressly set forth in this Agreement. Escrow Agent shall have the right to consult with separate counsel of its own choosing (if it deems such consultation advisable) and shall not be liable for any action taken, suffered, or omitted by it in accordance with the advice of such counsel. Escrow Agent shall be protected in acting upon any written or oral communication notice, certificate, or instrument or document believed by it to be genuine and to be properly given or executed without the necessity of verifying the truth or accuracy of the same or the authority of the person giving or executing the same. In the event of a dispute between the parties relating to the Deposit and Additional Purchase Price, if any, Escrow Agent may elect to deposit the Deposit and Additional Purchase Price, if any, in any court of competent jurisdiction.

(c)

Upon disposing of the Deposit and Additional Purchase Price, if any, in accordance with the provisions of this Agreement, Escrow Agent shall be relieved and discharged of all claims and liabilities relating to the Deposit and Additional Purchase Price, if any, and shall not be subject to any claims or surcharges made by or on behalf of either party hereto.

(d)

The fact that Escrow Agent is acting as such under this Agreement shall not in any way prevent it from representing Seller or any other party with respect to this Agreement, the transactions herein contemplated, and any litigation arising out of this Agreement.

Section 8.3	Notices.

All written notices required to be given pursuant to the terms hereof shall be either personally delivered, deposited in the United States express mail or first class mail, registered or certified return receipt requested, postage prepaid, sent via a nationally-recognized overnight courier, or sent by telephone facsimile and addressed as follows:

To Seller:

E-Z-EM, Inc.
iPark Building
Suite LL-26
1111 Marcus Avenue
Lake Success, New York 11042
Fax: (516) 302-2921
Attn: Arthur Zimmet

With a copy to:

Davies Ward Phillips & Vineberg LLP

625 Madison Avenue

12th Floor

New York, NY 10022

Attn: Harry Heching

To Buyer:

B & R Machine and Tool Corp.

50 Urban Avenue

Westbury, New York 11590

Attn: William Gross

With a copy to:

Murray H. Greenspan, Esq.

666 Old Country Road, Suite 810

Garden City, New York 11530

Fax: (516) 228-6672

Attn: Murray H. Greenspan

To Escrow Agent:	Davies Ward Phillips & Vineberg LLP 625 Madison Avenue 12th Floor New York, NY 10022 Attn: Harry Heching

The foregoing addresses may be changed from time to time by written notice. Notices shall be deemed received upon the earlier of actual receipt (facsimile notifications shall be deemed received upon the date of receipt) or three (3) business days following mailing.

Section 8.4	Time is of the Essence.

Time is of the essence with respect to every provision contained in this Agreement. In the event that the date for performance of any obligation hereunder falls on a Saturday, Sunday, or nationally-recognized holiday, such date shall be extended to the next regular business day.

Section 8.5	No Deductions or Offsets.

Buyer acknowledges that the Purchase Price to be paid for the Property pursuant to this Agreement is a net amount and shall not be subject to any offsets or deductions other than as expressly provided in Article VII and other than prorations and Closing costs as expressly provided in Section 6.5.

Section 8.6	Attorneys’ Fees.

In the event any dispute between Buyer and Seller should result in litigation, the prevailing party shall be reimbursed for all reasonable fees, costs and expenses incurred in connection with such litigation, and any appeals or petitions taken therefrom, whether such litigation occurs in any judicial proceeding, administrative proceeding or any bankruptcy proceeding, including, without limitation, reasonable attorneys’ fees and expenses.

Section 8.7	Construction.

The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendments or exhibits hereto. The captions and headings used in this Agreement are for convenience of reference only and shall not affect the construction to be given any of the provisions hereof. Wherever the context requires, the gender of all words used in this Agreement shall include the masculine, feminine and neuter and the number of all words shall include the singular and plural. The provisions of this Agreement are not intended to benefit any third parties.

Section 8.8	No Survival.

Except as otherwise provided in this Agreement, no representations, warranties, covenants or obligations hereunder shall survive Closing, and no action based thereon may be commenced after Closing. Buyer acknowledges that delivery of the Deed by Seller, and acceptance thereof by Buyer, at Closing shall constitute full performance by Seller of all of Seller’s covenants and obligations pursuant to this Agreement.

Section 8.9	Confidentiality.

The parties agree not to advertise or publish any information regarding this transaction until Closing. Notwithstanding the foregoing, Seller shall be entitled, if required by the U.S. Securities and Exchange Commission or other applicable securities laws of the United States or any State, to publish, file or furnish any reports regarding this transaction following the execution of this Agreement. Buyer further agrees not to deliver or distribute to any third party any material received from Seller or Seller’s agents, employees, contractors, affiliates, successors or assigns or Buyer’s agents, affiliates, successors or assigns concerning the Property prior to Closing, provided that Buyer may deliver such material to its advisors, potential lenders and potential investors (to the extent reasonably necessary or appropriate for such investors to make their investment decisions), so long as such parties agree to maintain such material confidential and not to deliver such material to any third party. Buyer shall indemnify and defend Seller against and hold Seller harmless from any and all loss, cost, liability and expense (including reasonable attorneys’ fees and expenses) arising out of Buyer’s failure to keep any acquired information relating to the Property confidential in accordance with this Section 8.9. The provisions of this Section 8.9 shall survive the Closing Date and any termination of this Agreement.

Section 8.10	Exculpation.

Seller and Buyer agree that their respective remedies shall be limited as set forth in Section 5.2 above. In no event shall Seller or Buyer seek satisfaction for any rights or remedies hereunder or under any document or instrument executed in connection herewith (including any Closing documents) from any of the officers, directors, shareholders or agents of the other or their respective investment managers. The provisions of this 8.10 shall survive the Closing Date or any termination of this Agreement.

Section 8.11	Counterparts.

This Agreement may be executed in one or more counterparts. All counterparts so executed shall be deemed and original and constitute one and the same instrument, binding on all parties, even though all parties are not signatory to the same counterpart.

Section 8.12	No Recording.

Neither this Agreement or any memorandum or short form hereof may be recorded by Buyer.

Section 8.13	No Partnership.

The relationship of the parties hereto is solely that of seller and buyer with respect to the Property and no joint venture or other partnership exists between the parties hereto. Neither party has any fiduciary relationship hereunder to the other.

Section 8.14	Miscellaneous.

This Agreement (including all schedules and exhibits annexed hereto) contains the entire agreement between the parties hereto with respect to the sale of the Property and supersedes all prior understandings, if any, with respect thereto. All oral or written prior statements, representations or promises, if any, and all prior negotiations and agreements are superseded by this Agreement and merged herein. If any term or provision of this Agreement or any application thereof shall be invalid or unenforceable, the remainder of this Agreement and any other application thereof shall not be affected thereby. This Agreement may not be modified, terminated or amended nor any of its provisions waived except by a written instrument signed by the party to be charged or by its agent duly authorized in writing.

Section 8.15	Choice of Law and Jurisdiction.

This Agreement and all disputes arising therefrom, shall be interpreted under, and governed by, the laws of the State of New York, and the parties hereto hereby submit to the jurisdiction of the state courts located in the Nassau County with respect to any litigation arising out of this Agreement and the transactions herein described.

Section 8.16	Waiver of Trial by Jury.

EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY THE COURT.

Section 8.17      Successors and Assigns.This Agreement shall be binding upon and inure to the benefit of the parties hereto, their successors and assigns, provided that Buyer may not assign its interest under this Agreement under any circumstances whatsoever, except that Buyer may assign its entire interest under this Agreement to a limited liability company all of whose interests are legally and beneficially owned and controlled by William Gross; provided, however, that (i) in no event shall the Closing Date be delayed as a result of such assignment, and (ii) as a condition to such assignment Buyer and such assignee shall deliver to Seller an original counterpart of an assignment of this Agreement executed by Buyer and such assignee pursuant to which the assignee shall assume and agree to perform all of the terms, covenants and conditions of this Agreement on Buyer’s part to be performed hereunder.

IN WITNESS WHEREOF, Seller and Buyer have executed this Agreement for Purchase and Sale on the date first written above.

SELLER:	BUYER:
E-Z-EM, INC. By: /s/ Dennis Curtin_____________ Name: Dennis Curtin Title: CFO	B & R MACHINE AND TOOL CORP. By: _/s/ William Gross________

ESCROW AGENT:

Davies Ward Phillips & Vineberg LLP

By:	/s/ Davies Ward Phillips & Vineberg LLP

Exhibit A

Description of the Property

All that certain plot, piece or parcel of land with the buildings and improvements thereon erected, situate, lying and being at New Cassel, in the town of North Hempstead, County of Nassau and State of New York, bounded and described as follows:

BEGINNING at a point on the Northerly side of Main Street, distant 106.63 feet Easterly from the corner formed by the intersection of the Easterly side of Bond Street with the Northerly side of Main Street;

RUNNING THENCE North 5 degrees 20 minutes 10 seconds East along map line of 2nd map of the City of New Cassell, 240.17 feet;

THENCE South 86 degrees 48 minutes 50 seconds East 301.62 feet;

THENCE South 41 degrees 48 minutes 60 seconds East 59.40 feet;

THENCE South 86 degrees 48 minutes 50 seconds East 320 feet;

THENCE South 4 degrees 58 minutes 0 seconds East 200.02 feet to the Northerly side of Main Street; and

THENCE North 86 degrees 48 minutes 50 seconds West along the Northerly side of Main Street 700.99 feet to the point or place of BEGINNING.

TOGETHER with the benefits and subject to the burdens of the below described easement:

All that certain plot, piece or parcel of land with the buildings and improvements thereon erected, situate, lying and being at New Cassel, in the town of North Hempstead, County of Nassau and State of New York, bounded and described as follows:

BEGINNING at a point on the Northerly boundary line of the above described premises, distant the following three courses and distances from the corner formed by the intersection of the Easterly side of Bond Street with the Northerly side of Main Street;

(1) Easterly along the Northerly side of Main Street 106.63 feet;

(2) North 05 degrees 20 minutes 10 seconds East 240.17 feet;

(3) South 86 degrees 48 minutes 50 seconds East 128.29 feet to the point or place of BEGINNING.

RUNNING THENCE from said point or place of beginning North 3 degrees 11 minutes 10 seconds East 210.02 feet to the Southerly side of Summa Avenue (formerly known as Fulton Street);

THENCE the Southerly side of Summa Avenue North 86 degrees 48 minutes 50 seconds East 20 feet;

THENCE South 03 degrees 11 minutes 10 seconds West 200.02 feet;

THENCE South 86 degrees 48 minutes 50 seconds East 143.33 feet;

THENCE South 41 degrees 48 minutes 50 seconds East 14.14 feet;

THENCE North 86 degrees 48 minutes 50 seconds West 173.33 feet to the point or place of BEGINNING.

Exhibit B

Seller’s Work

SAN-1, SAN-2 and SAN-5 to be abandoned in substantial compliance with NCDPW (Nassau County Dept. of Public Works) protocol, and the three bathrooms currently utilizing UIW SAN-2 to be abandoned in place in accordance with local and state regulations. 2,000 gallon holding tank to be abandoned in place in accordance with local and state regulations with all floor drains, trench drains, and slop sinks that utilize the tank to be abandoned, sealed, and capped.